Exhibit 99.1

Contact: Yvonne Gill
January 18, 2011	570-724-0247
yvonneg@cnbankpa.com

C&N ANNOUNCES FOURTH QUARTER 2010 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the fourth quarter 2010 and for the year ended December 31, 2010.

Net income available to common shareholders was $4,884,000, or $0.40 per share – basic and diluted in the fourth quarter 2010, up from third quarter 2010 earnings of $4,135,000, or $0.34 per share – basic and diluted.  Third quarter 2010 earnings per share was reduced by $607,000, or $0.05 per share, for accelerated discount accretion related to C&N’s repayment of TARP preferred stock. Net income available to common shareholders was $4,242,000, or $0.42 per share - basic and diluted in the fourth quarter 2009.

For the year ended December 31, 2010, net income available to common shareholders was $17,581,000, or $1.45 per share – basic and diluted.    In 2009, C&N had a net loss of $40,763,000, or $4.40 per share for the year, included the effects of pre-tax realized losses from securities totaling $83,840,000.

Core Earnings is an earnings performance measurement which C&N’s management has defined to exclude the effects of other-than-temporary impairment (OTTI) losses on available-for-sale securities and realized gains on securities for which OTTI has previously been recognized.  Core Earnings is a performance measurement that is not based on U.S. generally accepted accounting principles (GAAP), meaning that it is a non-GAAP measure.  Management believes Core Earnings information is meaningful for evaluating C&N’s operating performance, because it excludes some of the impact of market volatility as it relates to investments in securities.  This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The table below provides a reconciliation of Core Earnings to net income (loss), the most directly comparable GAAP financial measure:

RECONCILIATION OF NON-GAAP MEASURE (UNAUDITED)
(In thousands, except per-share data)
	4th	3rd	4th	Year Ended
	Quarter	Quarter	Quarter	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009
Net income (loss) available to common shareholders	$4,884	$4,135	$4,242	$17,581	($40,763)
Other-than-temporary impairment losses on available-for-sale securities	0	0	(956)	(433)	(85,363)
Realized gains on assets previously written down	38	334	947	707	1,308
Other-than-temporary impairment losses on available-for-sale securities, net of related gains	38	334	(9)	274	(84,055)
Income taxes (1)	135	(114)	516	280	28,206
Other-than-temporary impairment losses, net	173	220	507	554	(55,849)
Core earnings available to common shareholders	$4,711	$3,915	$3,735	$17,027	$15,086

Net income (loss) per share – diluted	$0.40	$0.34	$0.42	$1.45	($4.40)
Core earnings per share – diluted	$0.39	$0.32	$0.37	$1.40	$1.63
Weighted average shares outstanding - diluted	12,148,772	12,136,516	10,141,903	12,131,039	9,271,869
Weighted average shares outstanding - diluted - used in core earnings per share calculations	12,148,772	12,136,516	10,141,903	12,131,039	9,272,489

(1) Income tax has been allocated to the non-core gains and losses at 34%, adjusted for a valuation allowance on deferred tax assets associated with losses from securities classified as capital assets for federal income tax reporting purposes.  A valuation allowance of $886,000 was recorded in the third quarter 2009, was reduced to $373,000 in the fourth quarter 2009, further reduced to $148,000 in the second quarter 2010 and reduced to $0 in the fourth quarter 2010.

Core earnings per share - diluted was $0.39 in the fourth quarter 2010, up $0.07 from the third quarter 2010 and up $0.02 from the fourth quarter 2009.  Third quarter 2010 core earnings per share – diluted included the effects of the $0.05 charge resulting from the preferred stock repayment (described above).  For the year ended December 31, 2010, core earnings per share – diluted was $1.40, as compared to $1.63 for 2009.  Core earnings per share in 2010 have been impacted by a higher number of weighted average common shares outstanding than in 2009, resulting from the issuance of shares of common stock in a public offering in December 2009 that raised capital of $21.4 million, net of offering costs. Some of the more significant fluctuations in the components of core earnings are as follows:

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Net interest income was $11,190,000 in the fourth quarter 2010, up $334,000 from the third quarter 2010 and $604,000 over the fourth quarter 2009.  For the year ended December 31, 2010, net interest income totaled $42,869,000, down 1.5% from 2009.  The improvement in the most recent quarter reflected a reduced cost of funds, as well as $166,000 in income from a security that had been previously written down with no earnings recognized on it for several quarters.

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The provision for loan losses was $719,000 in the fourth quarter 2010, which was $530,000 higher than the third quarter 2010 and $593,000 higher than the fourth quarter 2009 amounts.  In the fourth quarter 2010, management increased the total estimated allowance for losses from individually impaired loans (primarily larger commercial loans) by $494,000 from the September 30, 2010 amount.  For the year ended December 31, 2010, the provision for loan losses totaled $1,191,000, up from $680,000 in 2009, mainly as a result of the increased estimate in allowance for losses on impaired loans in the most recent quarter.

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Noninterest revenue was $3,480,000 in the fourth quarter 2010, down $95,000 from the immediate prior quarter and $183,000 from the fourth quarter 2009.  The reduction in noninterest revenue in the fourth quarter 2010 in comparison to the prior quarter was mainly due to a lower amount of gains realized on sales of other real estate properties.  Similarly, the reduced level of noninterest revenue in the fourth quarter 2010 as compared to the fourth quarter 2009 resulted from lower amounts of gains from sales of other real estate, as well as inclusion in 2009 of revenue from temporary operation of a property that was subsequently sold.  For the year ended December 31, 2010, noninterest revenue was $896,000, or 6.9%, higher than in 2009, reflecting substantial increases in 2010 in revenue from sales of mortgages and from debit card-related interchange fees.

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Noninterest expense totaled $7,720,000 in the fourth quarter 2010, down $375,000 from the third quarter, mainly as a result of lower costs related to loan collection activities and a decrease in FDIC assessments expense.  Noninterest expense was $38,000 higher in the fourth quarter 2010 as compared to the fourth quarter 2009, reflecting increases in total compensation-related costs, offset by reductions in expenses associated with other real estate properties, as well as reductions in FDIC assessments and furniture and equipment expense.  For the year ended December 31, 2010, total noninterest expense was $2,442,000, or 7.2%, lower than in 2009, reflecting the impact of lower FDIC assessments, lower furniture and equipment expense as a result of much of the core banking system software and equipment becoming fully depreciated and reductions in several other categories of operating costs.

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The provision for income taxes totaled $1,411,000, or 22.4% of pre-tax income in the fourth quarter 2010, down from $1,671,000, or 25.6% of pre-tax income in the third quarter.  The provision for income tax in the fourth quarter 2010 included a benefit (reduction in expense) of $148,000 resulting from a reduction in a valuation reserve.  For the year ended December 31, 2010, the tax provision was $5,800,000, or 23.3% of pre-tax income.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,316,588,000 at December 31, 2010, as compared to $1,308,108,000 at September 30, 2010 and $1,321,795,000 at December 31, 2009.

•
Net loans outstanding (excluding mortgage loans held for sale) were $721,304,000 at December 31, 2010, up from $717,526,000 at September 30, 2010 and up 1.2% from December 31, 2009.  Total nonperforming assets as a percentage of assets was 0.92% as of December 31, 2010, up from 0.82% at September 30, 2010 and 0.76% at December 31, 2009.

•	Total deposits and repo sweep accounts of $1,022,761,000 at December 31, 2010 were up 2.1% from September 30, 2010 and 6.4% from December 31, 2009.

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Total shareholders’ equity was $138,944,000 at December 31, 2010, down from $141,082,000 at September 30, 2010, and $152,410,000 at December 31, 2009.  The decrease in equity in the most recent quarter resulted from fluctuation in the fair value of securities, with the change in fair value recorded as a charge to equity, net of tax, with no impact to earnings. Management assessed the declines in fair value of securities as of December 31, 2010, and determined that none of the affected securities was other-than-temporarily impaired.  The reduction in total equity at December 31, 2010 as compared to 2009 resulted from the preferred stock repayment.  Tangible common equity as a percentage of tangible assets was 9.71% at December 31, 2010, up from 8.72% a year earlier.

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Assets under management by C&N’s Trust and Financial Management Group amounted to $608,843,000 at December 31, 2010, up from $591,267,000 at September 30, 2010 and up 0.6% from one year earlier.  Fluctuations in the value of assets under management have resulted mainly from volatility in U.S. and international stock market values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.